                                                                 EXHIBIT (99)


F I N A N C I A L   H I G H L I G H T S



                                              Dollars in thousands, except per share data
                                                        1993          1992          1991
OPERATIONS:
Net Sales  . . . . . . . . . . . . . . . . . . . . .$  692,022    $  658,535    $  589,186
Income(Loss) from Consolidated Operations. . . . . .    21,579        12,016       (30,460)
Net Income(Loss) . . . . . . . . . . . . . . . . . .    48,019 (a)    65,958 (b)  (337,520)(c)
Income(Loss) Per Share . . . . . . . . . . . . . . .      2.76          3.81        (19.52)
Depreciation Charges . . . . . . . . . . . . . . . .    36,379        44,120        45,772
Capital Expenditures . . . . . . . . . . . . . . . .    29,877        37,284        48,602
FINANCIAL POSITION AT YEAR-END:
Working Capital . . . . . . . . . . . . . . . . . . $  255,006    $  199,608    $  192,754
Property, Plant and Equipment - Net . . . . . . . . .  201,924       216,196       283,806
Current Ratio . . . . . . . . . . . . . . . . . . . . 2.2 to 1      2.1 to 1      1.6 to 1
Long-Term Debt  . . . . . . . . . . . . . . . . . . .  204,770       186,629       216,949
Stockholders' Equity . . . . . . . . . . . . . . . .   268,153       252,587       237,499
Book Value Per Share. . . . . . . . . . . . . . . . .    15.41         14.56         13.72
OTHER YEAR-END DATA:
Shares Outstanding . . . . . . . . . . . . . . . . .17,401,903    17,351,139    17,311,492
Number of Stockholders . . . . . . . . . . . . . . .     2,331         2,627         2,721
Number of Employees. . . . . . . . . . . . . . . . .     5,948         6,316         8,033
Common Stock Prices (During Year):
   High  . . . . . . . . . . . . . . . . . . . . . .   $53 3/4       $28 7/8       $32 7/8
   Low . . . . . . . . . . . . . . . . . . . . . . .    19 5/8        16 1/2        20 1/2

(a) Includes a non-cash benefit of $6.2 million for a change in accounting principle-income taxes at VME Group N.V.
(b) Includes a non-cash benefit of $92.0 million for a change in accounting principle-income taxes.
(c) Includes a non-cash charge of $244.9 million for a change in accounting principle-postretirement benefits.

                                              - 6 -

B A L A N C E   S H E E T
                                                        Amounts in thousands
                                                            December 31
                                                        1993           1992
ASSETS:
Current Assets:
   Cash, cash equivalents and short-term investments $ 235,828     $  191,924
   Accounts and notes receivable, less allowances of
      $5.5 million and $4.7 million, respectively .     79,144         67,197
   Refundable income taxes . . . . . . . . . . . . .     3,543             --
   Inventories . . . . . . . . . . . . . . . . . . .   108,620        100,817
   Deferred tax assets - net . . . . . . . . . . . .    29,202         21,341
   Other current assets . . . . . . . . . . . . . .      5,434          5,198
      Total current assets . . . . . . . . . . . . .   461,771        386,477
Investments and advances -VME Group N.V. . . . . . .   122,106        121,314
Deferred tax assets  - net . . . . . . . . . . . . .   101,018        101,831
Property, plant and equipment-net . . . . . . . . .    201,924        216,196
Assets held for sale. . . . . . . . . . . . . . . .      6,765          9,676
Goodwill. . . . . .  . . . . . . . . . . . . . . . .    67,461         81,653
Other assets . . . . . . . . . . . . . . . . . . . .    40,890         41,544
      Total assets. . . . . . . . . . . . . . . . . $1,001,935     $  958,691

LIABILITIES AND STOCKHOLDERS' EQUITY:
Current Liabilities:
   Notes payable . . . . . . . . . . . . . . . . . .$   22,512     $   23,821
   Accounts payable and accrued liabilities. . . . .   150,142        118,195
   Income taxes payable. . . . . . . . . . . . . . .     4,139          3,320
   Accrued postretirement benefits. . . . . . . . .     19,560         19,000
   Deferred income taxes. . . . . . . . . . . . . .        800            963
   Current installments on long-term debt . . . . .      9,612         21,570
      Total current liabilities . . . . . . . . . .    206,765        186,869
Long-term borrowings. . . . . . . . . . . . . . . .    204,770        186,629
Other non-current liabilities. . . . . . . . . . . .    74,686         90,508
Accrued postretirement benefits . . . . . . . . . .    233,239        229,903
Deferred income taxes . . . . . . . . . . . . . . .     14,322         12,195
      Total liabilities. . . . . . . . . . . . . . .   733,782        706,104
Contingencies (pages 24 - 27)
Stockholders' Equity:
   Capital stock, common . . . . . . . . . . . . . .   143,958        143,938
   Capital in excess of par value. . . . . . . . . .   179,582        179,226
   Retained earnings. . . . . . . . . . . . . . . .     92,708         44,869
   Cumulative translation and other adjustments. . .   (67,083)       (28,843)
                                                       349,165        339,190
   Less common stock held in treasury, at cost. . .     49,728         50,951
   Less value of LESOP shares. . . . . . . . . . . .    31,284         35,652
      Total stockholders' equity . . . . . . . . . .   268,153        252,587
      Total liabilities and stockholders' equity . .$1,001,935     $  958,691


See Notes to Financial Statements

S T A T E M E N T  O F  I N C O M E


                                            Amounts in thousands, except per share data
                                                     Years ended December 31
                                                       1993      1992       1991
NET SALES . . . . . . . . . . . . . . . . . . . . . $692,022  $658,535   $ 589,186
OPERATING COSTS AND EXPENSES:
   Cost of goods sold . . . . . . . . . . . . . . . .557,138   544,294     524,740
   Selling, general and administrative expenses . . .102,699    87,905      88,249
                                                     659,837   632,199     612,989
Operating income (loss). . . . . . . . . . . . . . .  32,185    26,336     (23,803)

Other income. . . . . . . . . . . . . . . . . . . . . 15,016    14,934      12,196
Interest expense . . . . . . . . . . . . . . . . . . (21,426)  (23,481)    (23,841)
Pre-tax income (loss) from consolidated operations .  25,775    17,789     (35,448)
Provision (credit) for income taxes . . . . . . . . .  4,196     5,773      (4,988)
Income (loss) from consolidated operations . . . . .  21,579    12,016     (30,460)
Equity in net income (loss) of VME Group N.V. . . . .  7,840   (48,083)    (23,129)
Income (loss) from continuing operations . . . . . .  29,419   (36,067)    (53,589)
Discontinued operations:
   Income (loss) - insurance subsidiaries . . . . . .     --       355         (61)
   Loss - material handling operations . . . . . . .      --    (7,056)    (40,723)
   Gain on sale - material handling operations. . . .     --     8,519           -
   Income - automotive operations  . . . . . . . . .  12,450     8,207       1,035
Income (loss) from discontinued operations . . . . .  12,450    10,025     (39,749)
Income (loss) before extraordinary credit and effect
   of changes in accounting principles . . . . . . .  41,869   (26,042)    (93,338)
Income tax benefit from loss carryforward. . . . . .      --        --         718
Effect of accounting changes:
   Postretirement benefits . . . . . . . . . . . . .      --        --    (244,900)
   Income taxes . . . . . . . . . . . . . . . . . . .  6,150    92,000          --
NET INCOME (LOSS) . . . . . . . . . . . . . . . . . $ 48,019  $ 65,958   $(337,520)

INCOME (LOSS) PER SHARE:
   From continuing operations . . . . . . . . . . . $  (1.69) $  (2.08)  $   (3.10)
   From discontinued operations . . . . . . . . . . .  (0.72)     0.58       (2.30)
   Extraordinary credit . . . . . . . . . . . . . . .     --        --         .04
   From effect of accounting changes . . . . . . . .   (0.35)     5.31      (14.16)
   Net income (loss) . . . . . . . . . . . . . . . .$   2.76  $   3.81   $  (19.52)

See Notes to Financial Statements

S T A T E M E N T  O F  C A S H  F L O W S

                                                           Amounts in thousands
                                                           Years ended December 31
                                                             1993        1992        1991
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss) . . . . . . . . . . . . . . . . . . . . $  48,019   $  65,958   $(337,520)
Adjustments to reconcile net income (loss) to net
   cash provided by operating activities:
   Effect of accounting changes . . . . . . . . . . . . .    (6,150)    (92,000)    244,900
   Depreciation. . . . . . . . . . . . . . . . . . . . . .   36,379      44,120      45,772
   Amortization of intangibles . . . . . . . . . . . . . .    2,083       2,973       3,353
   Net gain on sale of a business . . . . . . . . . . . .        --      (8,519)         --
   Exchange (gain) loss. . . .. . . . . . . . . . . . . .      (242)      2,947       2,994
   Employee benefit expense funded with treasury
      stock . . . . . . . . . . . . . . . . . . . . . . .       800         908       1,074
   Dividends from VME Group N.V. . . . . . . . . . . . . .       --          --       5,005
   Loss (earnings) of unconsolidated companies . . . . . .   (7,840)     47,546      23,190
   Changes in assets and liabilities, net of the
      effects of business disposition (1992):
      Increase in receivables and other current assets . .  (65,833)    (24,546)    (10,047)
      Decrease (increase) in refundable income taxes. . .    (3,543)      7,400         482
      Decrease in inventory. . .. . . . . . . . . . . . .     4,528       5,966      42,332
      Decrease (increase) in net deferred tax assets . . .   (1,018)      3,926       1,801
      Increase in payables and accruals . . . . . . . . .    77,850       4,519      37,051
      Decrease (increase) in other non-current assets . .     2,049      (4,499)     (6,814)
      Increase (decrease) in other long-term liabilities .  (17,624)     17,674       6,643
      Other. . . . . . . . . . . . . . . . . . . . . . . .      172          78      (3,191)
      Net cash provided by operating activities . . . . .    69,630      74,451      57,025

CASH FLOWS FROM INVESTING ACTIVITIES:
Proceeds from sale of business (net of business' cash) . .       --      80,454          --
Additions to properties. . . . . . . . . . . . . . . . . .  (29,877)    (37,284)    (48,602)
Sales of properties. . . . . . . . . . . . . . . . . . . .    1,122         318       2,161
Increase in short-term investments . . . . . . . . . . . .  (79,700)    (47,506)    (73,394)
Decrease (increase) in investments and advances-
   associated companies . . . . . . . . . . . . . . . . .        (2)    (49,397)      2,082
   Net cash used in investing activities . . . . . . . . . (108,457)    (53,415)   (117,753)

CASH FLOWS FROM FINANCING ACTIVITIES:
Additions to long-term borrowings . . . . . . . . . . . .    91,006          --     105,855
Payments on long-term debt . . . . . . . . . . . . . . . .  (82,290)    (25,981)    (18,270)
Increase (decrease) in notes payable-current . . . . . . .      459     (28,594)     12,694
Proceeds from sale of stock under option plans . . . . . .      330          --          26
Other. . . . . . . . . . . . . . . . . . . . . . . . . . .      129         214         584
   Net cash provided (used) in financing activities . . .     9,634     (54,361)    100,889
Effect of exchange rate changes on cash. . . . . . . . . .   (6,603)     (5,553)       (559)
Increase (decrease) in cash and cash equivalents. . . . .   (35,796)    (38,878)     39,602
Cash and cash equivalents at beginning of year. . . . . .    71,024     109,902      70,300
Cash and cash equivalents at end of year. . . . . . . . .    35,228      71,024     109,902
Short-term investments (cost approximates market) . . . .   200,600     120,900      73,394
Cash, cash equivalents, and short-term investments . . . .$ 235,828   $ 191,924   $ 183,296

See Notes to Financial Statements

                 NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


Summary of Significant Accounting Policies
Principles of Consolidation - The financial statements of Clark Equipment Company include the accounts of all majority-owned subsidiaries. All material intercompany balances and transactions are eliminated. The Company's investments in associated companies owned 20% or more are accounted for using the equity method. Investments in companies owned less than 20% are carried at cost.

As outlined in the Subsequent Events note appearing on page 30, the initial public offering of Clark Automotive Products Corporation ("Clark Automotive") was completed in the second quarter of 1994. In the preparation of these financial statements, the results of Clark Automotive have been deconsolidated to reflect the operations of this segment on a discontinued basis in the Statement of Income for all periods presented. The notes pertaining to the Statement of Income do not include the results of Clark Automotive.

The Company sold its Clark Material Handling Company (CMHC) business unit to Terex Corporation on July 31, 1992, and recorded a gain of $8.5 million in the third quarter of 1992. The prior year Statements of Income have deconsolidated CMHC, reflecting its operations as a discontinued operation for all years presented. The notes pertaining to the Statement of Income do not include the results of CMHC.

Currency Translation - Financial statements of subsidiaries operating outside the United States are translated into U.S. dollar equivalents in accordance with Statement of Financial Accounting Standards (FAS) No. 52.

Foreign currency exchange results reflected in the Statement of Income were losses of $9.2 million in 1993 (including losses of $8.4 million from equity investments), losses of $10.8 million in 1992 (including losses of $9.8 million from equity investments), and losses of $4.3 million in 1991 (including losses of $4.0 million from equity investments).

Revenue Recognition - The Company's policy is to recognize sales at the time of shipment. The Company allows dealers to return a certain level of parts under a formal parts return program. The estimated liability for this program is accrued in the balance sheet.

Cash, Cash Equivalents, and Short-Term Investments - Cash equivalents and short-term investments include temporary investments of $231.3 million and $180.4 million at December 31, 1993 and 1992, respectively. Temporary investments are recorded at cost plus accrued interest.

For purposes of the Statement of Cash Flows, the Company considers all highly liquid investments with a maturity of three months or less from the purchase date to be cash equivalents. The Company's cash flows from operating activities (including Clark Automotive for all years and CMHC for 1992 and 1991)were reduced by cash paid for interest of $18.8 million, $21.1 million, and $20.8 million and income taxes of $13.2 million, $5.0 million, and $8.0 million during 1993, 1992, and 1991, respectively. The 1991 tax payments include $3.3 million of U.S. taxes relating to prior years' tax audit issues.

Fair Value of Financial Instruments - The Company estimates the fair value of all financial instruments where the face value differs from the fair value, primarily long-term debt and forward exchange contracts, based upon quoted amounts or the current rates available for similar financial instruments. If fair value accounting had been used at December 31, 1993, instead of the historic basis accounting used in the financial statements, long-term debt would exceed the reported level by approximately $20 million, and the value of forward exchange contracts would approximate the amounts reflected in the financial statements.

Inventories - Inventories at December 31, 1993 and 1992, net of valuation reserves of $12.1 million and $15.3 million, respectively, are classified as follows:

                                            Amounts in millions
                                              1993      1992
     Raw materials                           $ 32.2    $ 26.1
     Work in process and finished goods        65.9      62.2
     Manufacturing supplies                    10.5      12.5
                                             $108.6    $100.8

Inventories are valued at the lower of cost or market by the last-in, first-out (LIFO) method for domestic inventories and by the first-in, first-out (FIFO) method for all foreign inventories.

If the FIFO method of inventory accounting had been used worldwide, inventories would have increased by $27.2 million at December 31, 1993, and $26.7 million at December 31, 1992. Inventory subject to LIFO approximates 43% of total inventory at December 31, 1993.
During 1992 and 1991, certain domestic inventory quantities were reduced. These reductions resulted in the liquidation of LIFO inventory quantities carried at lower costs prevailing in prior years. The effect decreased cost of goods sold related to continuing operations by approximately $1.8 million and $2.1 million in the fourth quarters of 1992 and 1991, respectively. There was no LIFO-related effect in 1993.

Properties and Depreciation - Property, plant and equipment are carried at cost. Expenditures for maintenance and repairs are charged to expense as incurred. Expenditures for major renewals and betterments are capitalized. The Company generally uses the straight-line method of depreciation. Depreciation lives generally range from eight to 50 years for land improvements, eight to 50 years for buildings, and three to 25 years for machinery and equipment. Properties retired or sold are removed from the property accounts, with gains or losses on disposal included in income.

The year-end property, plant and equipment balances for the past two years are classified as follows:

                                            Amounts in millions
                                              1993       1992
     Land                                    $  6.9    $  7.4
     Land improvements                          5.5       5.9
     Buildings                                 75.6      77.3
     Machinery & equipment                    399.3     398.4
                                              487.3     489.0
     Accumulated depreciation                (285.4)   (272.8)
                                             $201.9    $216.2

Assets Held for Sale - Assets held for sale, which are net of a $6 million valuation reserve at December 31, 1993, represent one of CMHC's former manufacturing facilities and are reflected in the balance sheet at estimated realizable value.

Goodwill Amortization - The Company is generally amortizing goodwill on a straight-line method over a 40-year period. Goodwill shown in the consolidated financial statements relates to the Company's 1990 acquisition of Hurth Axle S.p.A., an Italy-based company, and is remeasured into U.S. dollars using current exchange rates. The accumulated amortization related to this goodwill approximates $8 million.

Costs and Expenses - Provisions are made currently for estimated future costs under present product warranties. The costs of health and life insurance postretirement benefits were charged against income as paid in years prior to 1991. Effective January 1, 1991, the Company adopted FAS No. 106, "Employers' Accounting for Postretirement Benefits Other Than Pensions," and immediately recognized a $244.9 million pre-tax provision to accrue the total of its estimated accumulated postretirement benefit obligation at that date. Upon adoption of this Statement, the costs of providing such benefits are accrued as earned. Annual expense represents a combination of the interest and service cost provisions of the annual accrual, along with the actual benefits provided and paid for active employees. Benefits provided and paid on behalf of retirees are charged directly against the established reserve. The accounting for health care benefits anticipates future cost-sharing changes that are consistent with the Company's expressed intent. Effective January 1, 1993, VME Group N.V., the Company's 50%-owned joint venture, adopted FAS No. 106 and will recognize its estimated obligation on a transitional basis over 20 years.

Income Taxes - Prior to 1992, the Company accounted for income taxes using Accounting Principles Board Opinion No. 11. Effective January 1, 1992, the Company adopted FAS No. 109, "Accounting for Income Taxes." This adoption resulted in the recognition of a cumulative net tax benefit of $92 million related to the recognition of additional net deferred tax assets. Effective January 1, 1993, VME also adopted FAS No. 109, and Clark's share of the cumulative tax benefit resulting from this accounting change was $6.2 million.

The tax cost on foreign earnings remitted to the United States in 1992 and 1991 was $0.6 million and $1.4 million in the respective years. There was no cost on 1993 remittances. The Company considers undistributed earnings of its foreign subsidiaries at December 31, 1993, to be permanently invested.

Guarantees and Contingencies - Guarantees and contingencies are accrued for when a loss is considered probable and the amount is measurable.

Income (Loss) Per Share - Income (loss) per share amounts are based on the weighted average number of shares and the dilutive common equivalent shares outstanding during the years.

Pending Accounting Change - In November, 1992, the Financial Accounting Standards Board issued SFAS No. 112, "Employers' Accounting for Postemployment Benefits." This pronouncement establishes accounting and reporting for the estimated cost of benefits provided by an employer to former or inactive employees after employment but before retirement. For the most part, the Company already accounts for such benefits on an accrual basis. Therefore, the impact of adoption is not anticipated to have a significant effect on the Company's financial position or results of operations.

Discontinued Operations
As outlined in the Subsequent Events note appearing on page 30, the initial public offering of Clark Automotive was completed in the second quarter of 1994. In the preparation of these financial statements, the results of Clark Automotive have been deconsolidated to reflect the operations of this segment on a discontinued basis in the Statement of Income for all periods presented.

Condensed income statement information related to Clark Automotive for the last three years ended December 31 follows:

                                            Amounts in millions
                                         1993      1992      1991
     Net sales                          $184.4    $145.5    $134.9

     Pre-tax income from operations       20.7      12.8       5.0

     Net income from operations           12.5       8.2       1.0

Included in the pre-tax income from operations is foreign income of $8.4 million for 1993 and $2.0 million for 1992 and losses of $4.2 million for 1991. Net income in 1993 and 1992 benefited from the utilization of operating loss carryforwards in Brazil in the respective amounts of $3.7 million and $1.3 million.

In July 1992, the Company sold its material handling business (CMHC). This business has been classified in the Statement of Income as a discontinued operation for all years presented.

Condensed income statement information related to CMHC for the year ended December 31, 1991, and through July 31, 1992 follows:

                                            Amounts in millions
                                              1992      1991
     Net sales                               $248.5    $498.2

     Pre-tax loss from operations             (11.2)    (44.0)

     Net loss from operations                $ (7.0)   $(40.7)
     Gain on sale                               8.5         -
     Total income (loss) related to CMHC     $  1.5    $(40.7)

Included in the pre-tax loss from operations is foreign income of $2.6 million and losses of $16.0 million for 1992 and 1991, respectively. Included in the gain on the sale of CMHC is a tax benefit of $7.6 million.

Discontinued operations in 1992 and 1991 include the results of an insurance subsidiary which had been held for sale. The subsidiary continues to be liquidated, and due to immateriality, these results have been reclassified to other income in 1993. The investment in this operation has been reclassified on the Company's Balance Sheet to "other assets" for both periods presented.

Investments and Advances - VME Group N.V.
The Company's investments in VME were $122.1 million and $121.3 million in 1993 and 1992, respectively.

VME is a joint venture owned 50% each by the Company and AB Volvo of Sweden. Following are condensed financial data of VME:

                                           Amounts in millions
     Year ended December 31,             1993      1992      1991
     Net sales                          $1,240    $1,357    $1,368
     Gross profit                          281       188       258
     Net income (loss)                      30       (94)      (45)


     As at December 31,                  1993      1992
     Current assets                     $  531    $  649
     Non-current assets                    258       321
     Current liabilities                   314       515
     Non-current liabilities and
       deferred taxes                      247       230

The $7.9 million difference between the Company's investment and its equity in VME net assets at December 31, 1993, relates primarily to additional equity contributions made in prior years, which is treated as goodwill. Goodwill amortization approximated $1.1 million in each year presented. During the second half of 1992, the Company and AB Volvo each invested $15 million in VME's capital and each made subordinated loans of an additional $35 million. The subordinated loans bear interest of 1.3% over LIBOR and are to be repaid in 1996.

Effective January 1, 1993, VME adopted FAS No. 109, "Accounting for Income Taxes," and recorded a benefit of $12.3 million. VME also adopted FAS No. 106, "Employers' Accounting for Postretirement Benefits Other Than Pensions," effective January 1, 1993, and will recognize its estimated obligation on a transitional basis over 20 years. A charge of $2.8 million is included in VME's 1993 net income. Clark's share of each of these accounting changes is consistent with its 50% ownership position in VME.

Transactions with VME are conducted on the basis of normal commercial relationships, at prevailing market prices, and are considered immaterial.

Accrued Liabilities
Accounts payable and accrued liabilities include the following:

                                            Amounts in millions
                                              1993      1992
     Trade payables                          $ 65.0    $ 56.1
     Accrued payrolls and related taxes        34.8      23.4
     Accrued warranty                          15.5      15.5
     Accrued pension                           12.5        .6
     Other                                     22.3      22.6
                                             $150.1    $118.2

Other non-current liabilities include the following:

                                            Amounts in millions
                                              1993      1992
     Accrued pension                         $  2.4    $ 10.0
     Accrued product liability                  9.8       7.8
     Environmental                             13.5      17.8
     Income taxes payable                      15.4      19.3
     Discontinued operations reserves           9.6      11.0
     Other                                     24.0      24.6
                                             $ 74.7    $ 90.5

Other Income
Following is a summary of the major elements of other income for the years ended December 31:

                                           Amounts in millions
                                         1993      1992      1991
     Interest income                    $11.4     $10.6     $ 9.3
     Sundry items, net                    3.6       4.3       2.9
                                        $15.0     $14.9     $12.2

The 1993 interest income includes income of $1.7 million from a duty drawback refund received from the U.S. Customs Service and interest of $1.8 million due from the settlement of U.S. tax audits for 1989 through 1991.

Supplementary Income Statement Information

                                           Amounts in millions
                                         1993      1992      1991
     Maintenance and repairs            $16.3     $16.9     $15.1
     Taxes, other than payroll and
       income taxes                       7.7       8.4       6.1
     Rents                                4.8       5.0       5.8
     Advertising costs                    6.0       6.7       6.6
     Research and development costs      17.0      14.7      14.9

Income Taxes
Following is a segregation of pre-tax income (loss) from continuing operations as reported by U.S. and foreign companies (excluding equity earnings of associated companies):

                                           Amounts in millions
                                         1993      1992      1991
     Pre-tax income (loss) -
     Consolidated continuing
       operations:
       United States                    $27.0     $12.7     $(12.1)
       Foreign                           (1.2)      5.1      (23.4)
                                        $25.8     $17.8     $(35.5)

The elements of the provision (credit) for income taxes are as follows:

                                           Amounts in millions
                                         1993      1992      1991
     Current income taxes:
       Federal                          $ 2.1     $(1.1)    $(4.7)
       Foreign                            1.7       2.4        .9
       State                               .3        .6        .4
     Total current                        4.1       1.9      (3.4)
     Deferred (prepaid) income taxes:
       United States -
         recurring                        4.5       4.5         -
         change in tax rates             (3.0)        -         -
       Foreign                           (1.4)      (.6)     (1.6)
     Total deferred (prepaid)              .1       3.9      (1.6)
     Provision (credit) for income
       taxes on consolidated
       continuing operations            $ 4.2     $ 5.8     $(5.0)

The U.S. corporate income tax rate increased from 34% to 35% retroactive to January 1, 1993. A tax credit of $3.0 million was recorded in the third quarter and net U.S. deferred tax assets were revalued at the higher tax rate.

Deferred tax assets before valuation allowances approximate $163 million as of December 31, 1993, and $154 million as of December 31, 1992. These assets consist of:

                                                 Amounts in millions
                                                   1993      1992
     Expected future tax benefits relating
       to postretirement benefits                 $ 94      $ 90
     Self-insurance and warranty reserves           11         8
     Environmental reserves                          6         6
     Pension and deferred compensation
       commitments                                  15        14
     Loss and credit carryforwards                  27        25
     Other items                                    10        11
                                                  $163      $154

The Company has reduced gross deferred tax assets by valuation reserves that approximate $33 million on December 31, 1993, and $31 million at December 31, 1992. These reserves relate principally to net operating and capital loss carryforwards.

Deferred tax liabilities as of December 31, 1993, of $15 million are comprised of differences in the recorded book and tax basis of assets.

As of December 31, 1993, the Company has foreign net operating loss, U.S. capital loss, and foreign tax credit carryforwards of $9.5 million, $16.0 million and $1.1 million, respectively, for which no financial statement benefit has been recognized. Approximately $3.1 million of the operating losses expire by 1998, while the remainder have an indefinite carryforward period. The capital loss and foreign tax credit carryforwards are limited in use and generally expire by 1997. Benefit relating to these carryforwards has not been reflected because of the limited carryforward periods and the limitations on their use. Future benefit may occur to the extent capital gains or foreign-sourced income are recognized prior to the expiration of the carryforwards. During 1993 and 1992, pre-tax capital gain income approximating $3.0 million and $1.8 million, respectively, was earned, favorably impacting the Company's tax provisions.

No net benefit has been given to the foreign operating loss carryforwards because of the limited carryforward periods and/or the uncertain business conditions relating to the operations giving rise to such carryforwards. Future recognition of these carryforwards will be reflected if the foreign entities have sufficient earnings before the expiration periods of the respective loss carryforwards. The tax provision in 1992 was reduced by approximately $0.5 million as a result of the utilization of net operating loss carryforwards at certain locations.

The deferred tax asset valuation reserve at December 31, 1993, is approximately $33 million, and is $31 million at December 31, 1992. The valuation reserve increased over the 1992 level as a result of the incurrence of additional net operating loss carryforwards at certain locations, a revised estimate of the capital loss carryforward related primarily to the sale of CMHC, and the revision of foreign tax credit carryforwards resulting from an Internal Revenue Service audit. The reserve was reduced by $3.7 million as a result of the realization of net operating loss carryforwards at the Company's Brazilian operation which is included in discontinued operations. The valuation allowance at December 31, 1992, of $31 million was $22.3 million less than that originally provided at the time of the adoption of FAS No. 109. Approximately $19.5 million of this difference relates to the temporary differences of CMHC, net of the unrealized capital loss benefit. Valuation reserves for future tax benefits of CMHC were provided at the time of the adoption of FAS No. 109 because it was expected that such benefits would accrue to the purchaser. The remaining difference is reflective of domestic utilization of capital loss carryforward benefits and the utilization of operating loss carryforwards at certain foreign locations in 1992, including $1.3 million in Brazil which is included in discontinued operations.

A reconciliation of the net effective tax rate for consolidated continuing operations to the U.S. statutory federal income tax rate for the three years ended December 31, 1993, is as follows:

                                           Amounts in millions
                                         1993      1992      1991
     U.S. federal statutory rate         35.0%     34.0%    (34.0)%
     Increase (decrease) in rate
       resulting from:
     Revaluation of deferred tax
       assets for change in U.S.
       tax rates                        (11.6)        -         -
     Utilization of net operating
       and capital loss carryforwards
       and other credits                 (4.5)    (10.9)        -
     Higher foreign taxes                 2.7       7.2      20.7
     Foreign distributions, net of
       foreign tax credits                  -       2.6       4.0
     Income not subject to tax           (3.1)     (2.4)     (2.2)
     Other, net                          (2.2)      1.9      (2.6)
     Net effective tax rate              16.3%     32.4%    (14.1)%

Provision has not been made for U.S. or any additional foreign taxes on the undistributed earnings or book-tax basis differentials of foreign subsidiaries. Undistributed earnings and basis differentials approximate $66 million at December 31, 1993. Any future dividends declared and remitted are expected to be solely from the current earnings of the respective operations. Undistributed earnings and existing basis differentials will become subject to tax in the event that they are remitted or if the Company should sell such operations. It is not practicable to estimate the amount of additional tax that might be payable on unremitted earnings or basis differentials because it is not known when or on what basis these differences may reverse.

Long-Term and Short-Term Debt
Following is a summary of long-term debt of the Company and its consolidated subsidiaries due after one year, as of December 31:

                                            Amounts in millions
                                              1993      1992
     Medium-term notes having maturities
       ranging from June 14, 1995, to
       May 15, 2023, and interest rates
       ranging from a floating LIBOR
       plus .55% to a fixed 8.35%
       (face amount $90,250,000)             $ 89.6    $    -
     LESOP loan (interest rate tied
       to LIBOR)                                  -      40.4
     9-3/4% notes due March 1, 2001
       (face amount $100,000,000)              99.7      99.6
     9-5/8% sinking fund debentures               -      16.7
     6% industrial development revenue
       bonds, payable $400,000 in 1998
       and $900,000 annually in
       1999-2002                                4.0       4.0
     Hurth obligations due in periods
       ranging from 1994 to 2000, at
       an average rate of 9.3%                 11.5      15.7
     Present value of Hurth purchase
       commitment                                 -       6.4
     Other long-term notes                        -       3.8
                                             $204.8    $186.6

Required payments on long-term debt are $9.6 million in 1994, $12.1 million in 1995, $23.0 million in 1996, $1.8 million in 1997, $12.2 million in 1998, and $155.7 million thereafter.

In April, the Company began the sale of certain securities under a $150 million shelf registration statement. Clark issued $90.2 million of medium-term notes during the second quarter of 1993. These include $50 million of 30-year notes at an average rate of approximately 8.20%.

The remaining notes have maturities ranging from June 14, 1995, to July 1, 1998, at rates ranging from a floating LIBOR plus .55% to a fixed 6.25%. Approximately $63 million of the notes proceeds were used to redeem the Company's 9-5/8% sinking fund debentures and to prepay the LESOP loan.

The Company has a $66.2 million line of credit agreement with seven banks, which expires in October 1994. The Agreement carries restrictions on minimum net worth, debt-to-capitalization ratios, stock repurchases, and dividend payments. At December 31, 1993 and 1992, there were no amounts outstanding under the revolving credit facility and the Company was in compliance with the facility requirements. The Company is currently negotiating a new credit agreement.

At December 31, worldwide short-term bank lines of credit, subject to cancellation upon notice by the bank or the Company, were:

                                            Amounts in millions
                                         1993      1992      1991
     Lines of credit                    $46.2     $44.3     $79.0
     Unused lines of credit              23.7      31.1      36.6
     Maximum borrowings during year      22.5      42.7      45.5
     Average borrowings                  18.2      27.0      44.2
     Average rate on foreign
       borrowings outstanding at
       December 31                        8.2%      9.6%     10.0%
     Daily weighted average
       interest rate                     11.2%     10.8%      9.9%

Capital Stock
The Company has authorization for 40,000,000 shares of $7.50 par value Common Stock. There were 17,401,903 shares and 17,351,139 shares outstanding at December 31, 1993 and 1992, respectively. These shares include 2,206,741 shares held in the LESOP trust. Shares held as treasury stock were 1,792,431 shares and 1,840,595 shares at the respective year-ends. The Company also has authorization for 3,000,000 shares of $1.00 par value Preferred Stock, none of which have been issued.

In 1987, the Board of Directors adopted a Rights Plan, which was amended in 1990 and will expire in 1997. The Rights Plan may become operative in the event that certain change of control conditions occur.

Stock Options
Under the 1975 Stock Option Plan, 850 shares and 13,450 shares at December 31, 1993 and 1992, respectively, of authorized but unissued Common Stock were reserved for issue to employees at the market value of the stock on the date the options were granted. Options representing 850 shares were outstanding under the 1975 Plan at December 31, 1993.

Under the 1985 Stock Option Plan, 171,301 shares and 292,580 shares at December 31, 1993 and 1992, respectively, of authorized but unissued Common Stock were reserved for issue to employees at the market value of the stock on the date the options were granted. Options representing 171,301 shares were outstanding under the 1985 Plan at December 31, 1993.

Options under these plans may not be exercised until one year after the date granted. These options expire 10 years after the date granted. No further options may be granted under either the 1975 or 1985 Stock Option Plans.

Options were exercisable for 164,413 shares and 86,449 shares at December 31, 1993 and 1992, respectively. Of the shares for which options have been granted under the plans, 108,795 shares include appreciation rights.
                                    - 20 -

Following is a summary of the changes in options under the plans for each of the last three years:

                                         1993      1992      1991
     Outstanding at January 1,
       at an average price per
       share of $20.08, $25.05,
       and $24.95, respectively         306,030   114,662   125,077
     Options granted at an
       average price per share
       of $18.50 in 1992                   -      219,581      -
     Cancelled or lapsed                (40,002)  (28,213)   (3,600)
     Exercise of previously
       granted options at an
       average grant price per
       share of $19.71 and $23.80,
       respectively                     (29,278)     -       (1,115)
     Exercise of options with
       appreciation rights              (64,599)     -       (5,700)
     Outstanding at December 31,
       at an average price per
       share of $18.57, $20.08,
       and $25.05, respectively         172,151   306,030   114,662

Pension Costs
The Company has non-contributory defined benefit pension plans covering substantially all of its U.S. employees and certain employees and retirees of previously owned businesses. The plans covering salaried employees provide benefits based upon years of service and final average compensation. The plans covering hourly employees provide monthly benefits based upon a flat rate and years of service.

Assets of the U.S. plans are invested primarily in U.S. government and agency bonds, equities, fixed income securities, and insurance contracts. The Company's funding policy for its qualified plans generally is to contribute no less than the minimum amount required by law and no more than the maximum amount that can be deducted for federal income tax purposes.

Some of the Company's foreign subsidiaries also have defined benefit pension arrangements. These plans are not required to report to governmental agencies pursuant to ERISA, and do not otherwise determine the actuarial value of accumulated benefits or net assets available for benefits.

Consolidated worldwide 1993 pension expense for defined benefit plans was $9.2 million, compared with $6.8 million in 1992 and $5.9 million in 1991. The components of pension expense for each of these years is as follows:

                                            Amounts in millions
                                         1993      1992      1991
     Current service cost               $ 2.9     $ 3.1     $ 3.2
     Interest cost                       25.2      24.9      25.1
     Return anticipated on plan
       assets for the year (actual
       $70.9 million, $10.4 million,
       and $33.2 million for the
       respective years)                (22.7)    (23.6)    (24.1)
     Other components of pension
       expense, net                       2.7       1.4       0.6
     U.S. pension expense                 8.1       5.8       4.8
     Non-U.S. pension expense             1.1       1.0       1.1
                                        $ 9.2     $ 6.8     $ 5.9


The following tables reconcile the funded status of the Company's
U.S. pension plans and the amounts recognized on the Company's
Balance Sheet:

                                               Amounts in millions

                                             Active         Inactive
     December 31, 1993                       Plans            Plan
     Accumulated benefit obligation,
       including non-vested benefits
       of $13.5 million                      $101.9         $226.0
     Projected benefit obligation            $121.0         $226.0
     Unrecognized past service cost            (1.2)             -
     Unrecognized net loss from past
       experience different from
       that assumed                           (37.4)         (27.2)
     Unrecognized transition asset              1.8              -
     Plan assets at fair value               (117.7)        (188.6)
     Adjustment required to recognize
       minimum liability                        3.6           27.2
     Accrued (prepaid) pension cost          $(29.9)        $ 37.4


                                                Amounts in millions
                                             Active         Inactive
     December 31, 1992                       Plans            Plan
     Accumulated benefit obligation,
       including non-vested benefits
       of $10.2 million                      $ 78.1        `$210.4
     Projected benefit obligation            $ 93.3         $210.4
     Unrecognized past service cost            (1.3)             -
     Unrecognized net loss from past
       experience different from
       that assumed                           (50.4)         (18.3)
     Unrecognized transition asset              2.1              -
     Plan assets at fair value                (77.4)        (174.5)
     Adjustment required to recognize
       minimum liability                        1.6           18.3
     Accrued (prepaid) pension cost          $(32.1)        $ 35.9

The discount rates used to determine the projected benefit obligation was 7.25% in 1993 and ranged from 8.25% to 8.50% in 1992. The rate of increase in future compensation for determining the projected benefit obligation was 5.4%.

Balance sheet liabilities for worldwide pensions totaled $14.9 million and $10.6 million at December 31, 1993 and 1992, respectively. Of these figures, U.S. plans accounted for $7.5 million and $3.8 million in 1993 and 1992, respectively, while foreign plans accounted for $7.4 million and $6.8 million in 1993 and 1992, respectively.

The Company also has certain defined contribution plans in the United States and Italy. Expense relating to these plans totaled $2.9 million, $4.0 million, and $3.4 million in 1993, 1992, and 1991, respectively.

Postretirement Health Care and Life Insurance Benefits
The Company provides certain health care and life insurance benefits for retired employees, including certain retirees of previously owned businesses, which will include Clark Automotive. Substantially all of the Company's U.S. employees may become eligible for these benefits upon retirement. The coverage is provided on a non-contributory basis for most retirees who retired prior to August 1986, and on a contributory basis for post-August 1986 retirees and all active employees.

The Company does not fund its postretirement benefit plans. The following table presents a reconciliation of the APBO to the liability for such costs recognized in the Company's Balance Sheet as of December 31, 1993 and 1992:

                                            Amounts in millions
                                              1993      1992
     Accumulated Postretirement Benefit
       Obligation (APBO):
       Retirees                              $251.5    $236.6
       Fully eligible active
         participants                          12.8      14.3
       Other active participants               20.3      18.0
          Total APBO                          284.6     268.9
     Unrecognized past service cost            11.6      12.6
     Unrecognized loss from
       changes in assumptions                 (43.4)    (32.6)
     Accrued postretirement benefit cost     $252.8    $248.9

Net periodic postretirement benefit expense for each of the three years ended December 31 was comprised of the following components:

                                            Amounts in millions
                                         1993      1992      1991
     Service cost of benefit earned     $ 1.3     $ 1.4     $ 2.0
     Interest cost on APBO               21.5      21.2      19.0
     Other                                (.6)      (.6)        -
     Net periodic postretirement
       benefit expense                  $22.2     $22.0     $21.0

In measuring the projected APBO for 1993, 1992, and 1991, medical inflation trend rates were initially assumed at 13%, 13%, and 13%, with such rates trending downward to 5%, 5%, and 6%, respectively, by 1999. The weighted average discount rates used in each year were 7.5%, 8.25%, and 8%. If the health care cost trend rate were to be increased by 1%, the APBO as of December 31, 1993, would increase by approximately $23.9 million, and the net periodic postretirement expense would increase by approximately $2.0 million.

Leveraged Employee Stock Ownership Plan
The Company has a Leveraged Employee Stock Ownership Plan (LESOP) for eligible U.S. employees. The Company loaned the LESOP $85 million, which the LESOP used to purchase 2,741,936 shares of Clark Common Stock from the Company. Clark has agreed to make future contributions to the LESOP to service this debt. The related obligation offsets the note due from the LESOP in Clark's Balance Sheet.

The Clark Common Stock purchased with the loan proceeds is held by the LESOP trustee as collateral for the loan owed to Clark. Each year, the Company makes contributions to the LESOP which in turn are used to make loan principal and interest payments. With each principal and interest payment, the LESOP allocates a portion of the Common Stock to participating employees. As of December 31, 1993 and 1992, there were 1,730,551 and 1,589,634 shares, respectively, allocated to participants.

The LESOP is designed to fund the Company's contributions to the Clark Savings and Investment Plan and the Clark Retirement Program for Salaried Employees. Currently, the Plan is only being used to fund the salaried retirement program.

The outstanding balance of the loan from Clark to the LESOP is repayable in semi-annual installments of $2.6 million, with the aggregate amount then remaining unpaid to be paid on July 1, 2001. Interest is payable quarterly at a rate equal to the LIBOR rate plus .25% for the period October 1, 1992, through final maturity. The outstanding balance under the loan as of December 31, 1993, was $42.8 million.

At the time the LESOP was established, the value of shares purchased and not allocated to participants was established as an offset to Clark's equity. This offset is reduced as shares are allocated to participants in conjunction with Clark's annual contributions to the LESOP.

Contingencies
Environmental
The Company is involved in environmental clean-up activities or litigation in connection with nine former waste disposal sites and five former plant locations.

At each of the nine waste disposal sites, Clark contracted with independent waste disposal operators to properly handle the disposal of its waste. The Environmental Protection Agency (EPA) also has identified other parties responsible for clean-up costs at the waste disposal sites. The Company has and will continue to accrue these costs when the liability can be reasonably estimated. As of December 31, 1993, the Company had reserves of approximately $16.4 million for potential future environmental clean-up costs. The environmental reserves represent Clark's current estimate of its liability for environmental clean-up costs and are not reduced by any possible recoveries from insurance companies or other potentially responsible parties not specifically identified by the EPA. Although management cannot determine whether or not a material effect on future operations is reasonably likely to occur, it believes that the recorded reserve levels are appropriate estimates of the potential liability. Further, management believes that the additional maximum exposure level in excess of the recorded reserve level would not be material to the financial condition of the Company. Although settlement of the reserves will cause future cash outlays, it is not expected that such outlays will materially impact the Company's liquidity position. The Company's 1993 expenditures relating to environmental compliance and clean-up activities approximate $2.6 million.

Sale of CMHC
The Company sold its forklift truck business, CMHC, to Terex on July 31, 1992. As part of the sale, Terex and CMHC assumed substantially all of the obligations of the Company relating to the CMHC operation, including: 1) contingent liabilities of the Company with respect to floor plan and rental repurchase agreements, 2) certain guarantees of obligations of third parties, and 3) existing and future product liability claims involving CMHC products. In the event that Terex and CMHC fail to perform or are unable to discharge any of the assumed obligations, the Company could be required to discharge such obligations.

1) Repurchase Agreements
At the time of the sale, the Company had agreed with an independent finance company to repurchase approximately $220 million of CMHC dealer floor plan and rental inventory in the event of a default by individual dealers for whom the inventory is financed. Since the sale, dealer floor plan and rental inventory obligations have been liquidating in the normal course of business and stand at approximately $88 million at December 31, 1993. These obligations will continue to liquidate in an orderly fashion. The Company will not be required to perform these repurchase obligations unless the dealer defaults in the underlying obligations and Terex and CMHC default in their repurchase obligations. Should that occur, the collateral value securing the obligations should be sufficient to reduce any loss to an immaterial amount.

2) Third Party Guarantees
The Company has guaranteed approximately $27 million of obligations of third parties relating to the CMHC operation. Approximately $18 million of these guarantees relate to national account rental arrangements with a number of large creditworthy customers. Approximately $9 million relate to capital loans given by a finance company to independent CMHC dealers, which are secured by a lien on all of the dealer's assets. These guaranteed obligations are expected to liquidate over time. The Company believes, based on past experience, that the national account customers and dealers, who are the primary obligors, will meet their obligations, resulting in immaterial losses to the Company regardless of whether CMHC and Terex are able to perform their obligations.

3) Product Liability Claims
CMHC had approximately $45 million of reserves relating to existing product liability claims at the time of the sale. Future accidents will likely occur, which will result in increased product liability exposure over time. The Company will incur losses relating to these product liability claims if CMHC and Terex fail to perform their obligations. The impact of any such losses would be mitigated by available tax benefits and by insurance coverage that is available for catastrophic losses. Cash settlement of product liability claims are generally made over extended periods of time, thereby significantly reducing the impact on cash flow in any one year.

Uncertainty exists as to the ultimate effect on Clark if Terex and CMHC fail to perform these obligations and commitments. While the aggregate losses associated with these obligations could be material, the Company does not believe such an event would materially affect the Company's ability to meet its cash requirements.

In the latest report on file with the Securities and Exchange Commission, Terex reported that it was continuing to incur operating losses and had a deficit stockholders' investment. In their report on the financial statements that were filed as part of Terex's Form 10-K for 1992, Terex's independent accountants indicated that Terex's recurring losses, its capital deficiency, and its inability to borrow additional funds under a bank lending agreement raised doubts about Terex's ability to continue as a going concern. In December 1993, Terex announced that it had issued $30 million of preferred stock in a private placement arrangement.

Other
The Company is self-insured with respect to product liability risk, although insurance coverage is obtained for catastrophic losses. The Company has pending approximately 65 claims, with respect to which approximately 43 suits have been filed alleging damages for injuries or deaths arising from accidents involving products manufactured by the Company's continuing operations. In the aggregate, these claims could be material to the Company. At December 31, 1993, the Company had reserves of approximately $11.6 million related to product liability exposures.

The Company is involved in numerous other lawsuits arising out of the ordinary conduct of its business. These lawsuits pertain to various matters, including warranties, civil rights, safety, antitrust, and other issues. The ultimate results of these claims and proceedings at December 31, 1993, are subject to a high degree of estimation and cannot be determined with complete precision. However, in the opinion of management, either adequate provision for anticipated costs have been made through insurance coverage or accruals, or the ultimate costs will not materially affect the consolidated financial position of the Company.

The Company has given certain guarantees to third parties and has entered into certain repurchase arrangements relating to product distribution and product financing activities involving the Company's continuing operations. As of December 31, 1993, guarantees are approximately $20 million and repurchase arrangements relating to product financing by an independent finance company approximate $64 million.

It is not practicable to determine the additional amount subject to repurchase solely under dealer distribution agreements. Under the repurchase arrangements, when dealer terminations do occur, a newly selected dealer generally assumes the assets of the prior dealer and any related financial obligation. Accordingly, the risk of loss to the required repurchaser is minimal, and historically Clark has incurred only immaterial losses relating to these arrangements.

The Company enters into forward exchange contracts to protect margins on projected future sales denominated in foreign currencies. Settlement dates on executed contracts are generally not more than 18 months in advance of the original execution date. At December 31, 1993, forward exchange contracts of approximately $95 million were outstanding. Maximum risk of loss on these contracts is limited to the amount of the difference between the spot rate at the date of contract delivery and the contracted rate. The Company believes that future sales revenue will generate sufficient foreign currency to meet these commitments.

Business Segment Information
The Company's continuing operations business is the design, manufacture, and sale of skid-steer loaders, construction machinery, and axles and transmissions for off-highway equipment. Sales to the U.S. government account for less than 1% of total sales.

The Company operates as one industry segment, that being "off-highway" products in the capital goods industry. Melroe and Clark-Hurth Components business units compose the off-highway segment. Melroe produces skid-steer loaders, compact excavators, and a limited number of agricultural products. Clark-Hurth Components produces off-highway axles and transmissions used principally in construction, mining, and material handling applications.

Sales and operating profit (loss) reflect amounts sourced from the identified geographic area.

Identifiable assets are those that are used in the Company's operations in each geographic area. Corporate assets are principally cash, short-term investments, certain assets of previously sold businesses that are held for sale, deferred tax assets, and fixed assets maintained for general corporate purposes.

Unallocated corporate and other expenses include certain continuing costs related to previously disposed businesses. These are principally the "time-value-of-money" costs related to discounted retiree health care liabilities.

There was no single customer from which at least 10% of total revenue was derived during 1991-1993. Export sales of U.S.-manufactured products and parts sold to customers and dealers located outside of the United States were $160.0 million, $178.6 million, and $151.1 million in 1993, 1992, and 1991, respectively.

G E O G R A P H I C   S E G M E N T S

                                                                  Amounts in millions
                           Sales                 Operating Profit(Loss)        Identifiable Assets
                           1993   1992    1991    1993   1992     1991      1993      1992      1991
North America . . . . . . $562.3 $501.4  $436.5  $64.9   $55.5    $11.8     $251.5   $228.7    $174.3
Europe . . . . . . . . .   129.7  157.1   152.7    4.2     3.9    (12.1)     200.5    238.4     278.8
Transfers between
   areas:
   North America . . . .    16.3   15.0    12.6
   Europe . . . . . . . .   12.0   10.9    10.0
   Eliminations . . . . .  (28.3) (25.9)  (22.6)     -       -        -       (7.9)    (6.8)     (4.0)
                           692.0  658.5   589.2   69.1    59.4     (0.3)     444.1    460.3     449.1
Unallocated corporate
   and other . . . . . .                         (21.9)  (18.1)   (11.4)     339.8    269.4     217.9
Interest expense . . . .                         (21.4)  (23.5)   (23.8)
Consolidated
   operations.  . . . . . $692.0 $658.5  $589.2   25.8    17.8    (35.5)     783.9    729.7     667.0
Equity investments . . .                           7.8   (48.1)   (23.1)     122.1    121.3     135.6
Total continuing
  operations * . . . . .                         $33.6  ($30.3)  ($58.6)     906.0    851.0     802.6
Discontinued operations .                                                     95.9    107.7     317.4
Total . . . . . . . . . .                                                 $1,001.9   $958.7  $1,120.0

* Pre-tax income (loss) and assets from continuing operations.

Subsequent Events
On February 23, 1994, Clark Automotive Products Corporation (which includes its two wholly owned subsidiaries, CAPCO do Brasil Empreendimentos e Participacoes Ltda. and Equipamentos Clark Ltda, which are engaged primarily in the manufacture of on-highway transmissions in Brazil for sale in the Brazilian and U.S. markets) filed a Registration Statement with the Securities and Exchange Commission for an initial public offering of 10,000,000 shares of its common stock. Of these 10,000,000 shares, 9,174,194 were to be sold by the Company, representing 91 percent of its interest in CAPCO, and 825,806 by CAPCO.

On May 6, 1994, the Offerings were underwritten by CS First Boston Corporation, Merrill, Lynch, Pierce, Fenner and Smith Incorporated and a syndicate of other investment banks. On May 13, 1994, the Company received net proceeds from its portion of the Offerings of approximately $103 million, resulting in a gain of approximately $33 million. The impact of this transaction has been reflected in the Company's financial statements in the second quarter of 1994 and the prior year results presented in these financial statements have been deconsolidated to reflect this segment as a discontinued operation in the Statement of Income for all periods presented. The notes pertaining to the Statement of Income do not include the results of CAPCO.

On May 13, 1994, the Company also completed the purchase of Blaw-Knox Construction Equipment Corporation ("Blaw-Knox") from White Consolidated Industries ("WCI"). Blaw-Knox is a leading manufacturer of asphalt pavers which are sold in North America and into other world markets. The preliminary purchase price was approximately $144 million. The purchase price is subject to final adjustment pursuant to the terms of the Agreement of Purchase and Sale between WCI and Clark.

C H A N G E S   I N   S T O C K H O L D E R S '   E Q U I T Y

                                                                                        Amounts in millions, except share data
                                                                             Retained                         Cumulative
                                                                 Capital in  Earnings   Value of              Translation
                                                       Capital   Excess of  (Accumulated  LESOP    Treasury   and Other
                                                        Stock    Par Value   Deficit)    Shares      Stock    Adjustments   Total
Balance, December 31, 1990 . . . . . . . . . . . . .$    143.9 $    179.0 $     316.6 $    (48.8)$    (53.7)$      43.2 $    580.2
   Net loss . . . . . . . . . . . . . . . . . . . .                            (337.5)                                      (337.5)
   LESOP shares allocated to employees. . . . . . .                                          8.2                               8.2
   Pension liability in excess of                                                                                               --
      unrecognized prior service cost . . . . . . .                                                                (6.1)      (6.1)
   Shares issued-treasury (61,196 shares) . . . . .                                                     1.7                    1.7
   Shares issued on stock options (1,115 shares). .                                                                             --
   Effect of exchange rates and other changes                                                                      (9.0)      (9.0)
Balance, December 31, 1991 . . . . . . . . . . . . .     143.9      179.0       (20.9)     (40.6)     (52.0)       28.1      237.5
   Net income. . . . . . . . . . . . . . . . . . . .                             66.0                                         66.0
   LESOP shares allocated to employees. . . . . . .                                          4.9                               4.9
   Pension liability in excess of unrecognized                                                                                  --
      prior service cost, net of tax. . . . . . . .                                                                (0.5)      (0.5)
   Shares issued-treasury (39,647 shares) . . . . .                              (0.2)                  1.1                    0.9
   Amortization of unearned restricted stock . . . .                  0.2                                                      0.2
   Effect of exchange rates and other changes . . .                                                               (56.4)     (56.4)
Balance, December 31, 1992 . . . . . . . . . . . . .     143.9      179.2        44.9      (35.7)     (50.9)      (28.8)     252.6
   Net income . . . . . . . . . . . . . . . . . . .                              48.0                                         48.0
   LESOP shares allocated to employees. . . . . . .                                          4.4                               4.4
  Pension liability in excess of unrecognized                                                                                   --
      prior service cost, net of tax . . . . . . . .                                                               (6.8)      (6.8)
   Shares issued-treasury (48,164 shares) . . . . .        0.1        0.3        (0.2)                  1.2                    1.4
   Amortization of unearned restricted stock . . .                    0.1                                                      0.1
   Effect of exchange rates and other changes . . .                                                               (31.5)     (31.5)
Balance, December 31, 1993                          $    144.0 $    179.6 $      92.7 $    (31.3)$    (49.7)$     (67.1)$    268.2


Q U A R T E R L Y   I N F O R M A T I O N   ( U N A U D I T E D )
                                                                                 Amounts in millions, except per share data
                                   1st Quarter        2nd Quarter       3rd Quarter        4th Quarter          Year
                                     1993     1992      1993     1992     1993     1992      1993     1992      1993     1992
Net sales . . . . . . . . . . . . . $163.0   $162.1    $187.4   $175.2   $167.1   $163.6    $174.5   $157.6    $692.0   $658.5

Gross profit . . . . . . . . . . .    33.8     29.6      40.3     30.1     30.7     27.0      30.1     27.5     134.9    114.2

Income (loss) before effect
   of a change in accounting
   principles. . . . . . . . . . .     2.5     (9.3)     10.8     (9.9)    10.1     (4.0)     18.4     (2.8)     41.8    (26.0)

Effect of accounting changes. . . .    6.2     92.0         -        -        -        -         -        -       6.2     92.0

   Net income (loss). . . . . . . .    8.7     82.7      10.8     (9.9)    10.1     (4.0)     18.4     (2.8)     48.0     66.0

Information per share of
   Common Stock:

   Income (loss)  before effect
      of a change in accounting
      principles. . . . . . . . . .   $.15   $(.54)      $.62   $(.57)     $.58   $(.23)     $1.06   $(.16)     $2.41  $(1.50)

   Effect of accounting
      changes                          .35     5.31         -        -        -        -         -        -       .35     5.31

   Net income (loss). . . . . . . .    .50     4.77       .62    (.57)      .58    (.23)      1.06    (.16)      2.76     3.81

   Common Stock prices:

      High . . . . . . . . . . . .  24 1/8   27 1/2    34 3/4   28 7/8   48 1/2     26      53 3/4     21      53 3/4   28 7/8

      Low . . . . . . . . . . . . . 19 5/8   22 1/4    22 1/2     23     34 1/4     19      45 1/8   16 1/2    19 5/8   16 1/2

The principal market on which the Company's Common Stock is traded is the New York Stock Exchange.  The high and low  sales prices of the Common Stock shown in the preceding table are prices as reported in the Composite Transaction Reporting System.
The approximate number of stockholders totaled 2,331 and 2,627 at December 31, 1993 and 1992, respectively.  No cash dividends were paid on the Company's Common Stock during 1993 and 1992.


Report of Independent Accountants
Price Waterhouse
Stockholders and Board of Directors
Clark Equipment Company
South Bend, Indiana

In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of income and of cash flows present fairly, in all material respects, the financial position of Clark Equipment Company and its subsidiaries at December 31, 1993 and 1992, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1993, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.
     As further discussed in the Notes to the Consolidated Financial Statements, effective January 1, 1992, the Company changed its method of accounting for income taxes by adopting Statement of Financial Accounting Standards (FAS) No. 109, "Accounting for Income Taxes." Furthermore, effective January 1, 1991, the Company changed its method of accounting for postretirement health care and life insurance benefits by adopting FAS No. 106, "Employers' Accounting for Postretirement Benefits Other Than Pensions."
     As further discussed in the Notes to the Consolidated Financial Statements, effective January 1, 1993, the Company's 50%-owned joint venture, VME Group, N.V., changed its methods of accounting for income taxes and postretirement health care and life insurance benefits by also adopting the provisions of FAS No. 109 and FAS No. 106.

                                   Price Waterhouse
                                   South Bend, Indiana
                                   February 14, 1994, except as
                                   to the Subsequent Events Note
                                   appearing on page 30, which is
                                   as of May 13, 1994

Report by Management
The preceding financial statements have been prepared by management in conformity with generally accepted accounting principles appropriate in the circumstances. In the preparation of this report, some estimates are necessary and they are made based on currently available information and judgement of current conditions and circumstances. Management is also responsible for all other information contained in this report.
     Management maintains and depends upon the Company's system of internal controls in meeting its responsibilities for reliable financial statements. This system is designed to provide reasonable assurance that assets are safeguarded and that transactions are properly recorded and executed in accordance with management's authorization. Judgements are required to assess and balance the relative cost and expected benefits of these controls.
     The financial statements have been audited by the independent accounting firm, Price Waterhouse. Their role is to render an independent professional opinion on management's financial statements to the extent required by generally accepted auditing standards. In addition to the use of independent accountants, the Company also utilizes an independent professional staff of internal auditors who conduct operational and special audits.
     The Board of Directors elects an Audit Committee from among its members, no member of which is an employee of the Company. The Audit Committee is responsible to the Board for reviewing the accounting and auditing procedures and financial practices of the Company and for recommending appointment of the independent accountants. The Audit Committee meets periodically with management, professional internal auditors, and the independent accountants to review the work of each and satisfy itself that they are properly discharging their responsibilities. Both the independent accountants and the independent professional internal auditors have free access to the Committee, without the presence of management, to discuss their observations on internal controls and to review the quality of financial reporting.

F I N A N C I A L   R E V I E W
The following are certain selected financial data of Clark Equipment Company and its consolidated subsidiaries for the  five years ended December 31, 1993.  (Dollars in thousands, except per share data.)

                                               1993         1992         1991         1990         1989
NET SALES . . . . . . . . . . . . . . . . .$   692,022  $   658,535  $   589,186  $   673,198  $   671,534
OPERATING COSTS AND EXPENSES:
   Cost of goods sold . . . . . . . . . . .    557,138      544,294      524,740      555,247      545,152
   Selling, general and
      administrative expenses . . . . . . .    102,699       87,905       88,249       89,931       94,353
                                               659,837      632,199      612,989      645,178      639,505
Operating income (loss). . . . . . . . . . .    32,185       26,336      (23,803)      28,020       32,029

Other income, net . . . . . . . . . . . . .     15,016       14,934       12,196       15,721       23,429
Interest expense . . . . . . . . . . . . . .   (21,426)     (23,481)     (23,841)     (18,880)     (23,194)
Pre-tax income (loss) from
    consolidated operations . . . . . . . .     25,775       17,789      (35,448)      24,861       32,264
Provision (credit) for income taxes . . . .      4,196        5,773       (4,988)      12,166       26,667
Income (loss) from consolidated
   operations . . . . . . . . . . . . . . .     21,579       12,016      (30,460)      12,695        5,597
Equity in net income (loss) of
    associated companies . . . . . . . . . .     7,840      (48,083)     (23,129)      21,576       22,411
Income (loss) from continuing
    operations. . . . . . . . . . . . . . .     29,419      (36,067)     (53,589)      34,271       28,008
Discontinued operations:
   Income (loss) - insurance subsidiaries .         --          355          (61)         (62)         116
   Income (loss) - material handling
     operations . . . . . . . . . . . . . .         --       (7,056)     (40,723)       9,580       14,579
   Gain on sale - material handling . . . .         --        8,519           --           --           --
   Income - automotive operations . . . . .     12,450        8,207        1,035        5,673       22,153
Income (loss) from discontinued
     operations . . . . . . . . . . . . . .     12,450       10,025      (39,749)      15,191       36,848
Income (loss) before extraordinary
   credit and effect of changes in
   accounting principles . . . . . . . . . .    41,869      (26,042)     (93,338)      49,462       64,856
Income tax benefit from loss
   carryforward . . . . . . . . . . . . . .         --           --          718       10,837        4,057
Effect of accounting changes:
   Postretirement benefits . . . . . . . . .        --           --     (244,900)          --           --
   Income taxes . . . . . . . . . . . . . .      6,150       92,000           --           --           --
NET INCOME (LOSS) . . . . . . . . . . . . .$    48,019  $    65,958  $  (337,520) $    60,299  $    68,913

INCOME (LOSS) PER SHARE:
   From continuing operations . . . . . . .$      1.69  $     (2.08) $     (3.10) $      1.99  $      1.63
   From discontinued operations . . . . .         0.72         0.58        (2.30)        0.88         2.15
   Extraordinary credit . . . . . . . . . .         --           --         0.04         0.63         0.24
   From effect of accounting changes . .          0.35         5.31       (14.16)          --           --
   Net income (loss) . . . . . . . . . . . $      2.76  $      3.81  $    (19.52) $      3.50  $      4.02

Cash dividends per share . . . . . . . . . .        --           --           --           --           --
Average number of shares used to compute
    net income(loss) per share . . . . . .  17,421,013   17,333,516   17,292,945   17,237,448   17,161,808
Total assets . . . . . . . . . . . . . . . $ 1,001,935  $   958,691  $ 1,119,950  $ 1,100,274  $ 1,012,055
Long-term debt . . . . . . . . . . . . . . .   204,770      186,629      216,949      129,562      160,988